						Exhibit 99.1

INTEL CORPORATION
SUPPLEMENTAL OPERATING GROUP RESULTS
($ in millions)

	Three Months Ended					Twelve Months Ended
	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010	2010	2009
Net Revenue
PC Client Group
Microprocessor revenue	$6,823	$6,116	$6,072	$5,902	$5,692	$23,782	$19,148
Chipset, motherboard and other revenue	1,798	1,597	1,666	1,599	1,683	6,545	5,746
	8,621	7,713	7,738	7,501	7,375	30,327	24,894
Data Center Group
Microprocessor revenue	2,061	2,165	1,847	1,797	1,552	7,361	5,301
Chipset, motherboard and other revenue	403	357	339	317	319	1,332	1,149
	2,464	2,522	2,186	2,114	1,871	8,693	6,450

Other Intel Architecture Group	1,149	814	812	755	674	3,055	2,683
Intel Architecture Group	12,234	11,049	10,736	10,370	9,920	42,075	34,027

Software and Services Group	240	75	66	65	58	264	115
All Other	373	333	300	330	321	1,284	985
TOTAL NET REVENUE	$12,847	$11,457	$11,102	$10,765	$10,299	$43,623	$35,127

Operating income (loss)
PC Client Group	$3,543	$3,206	$3,345	$3,333	$3,087	$12,971	$7,441
Data Center Group	1,222	1,426	1,068	1,061	833	4,388	2,289
Other Intel Architecture Group	(36)	76	92	76	26	270	(45)
Intel Architecture Group	4,729	4,708	4,505	4,470	3,946	17,629	9,685

Software and Services Group	(52)	(47)	(36)	(48)	(44)	(175)	(100)
All Other	(519)	(638)	(333)	(441)	(454)	(1,866)	(3,874)
TOTAL OPERATING INCOME (LOSS)	$4,158	$4,023	$4,136	$3,981	$3,448	$15,588	$5,711

Our operating groups shown above are comprised of the following:

• PC Client Group: Delivering microprocessors and related chipsets and motherboards designed for the notebook and desktop (including high-end enthusiast PCs) market segments; and wireless connectivity products.

• Data Center Group: Delivering microprocessors and related chipsets and motherboards designed for the server, workstation, and storage computing market segments; and wired network connectivity products.

• Other Intel Architecture Group consist of the following:
• Intel Mobile Communications: Delivering mobile phone components such as baseband processors, radio frequency transceivers, and power management chips.
• Embedded and Communications Group: Delivering microprocessors and related chipsets for embedded applications.
• Netbook and Tablet Group: Delivering microprocessors and related chipsets for the netbook and tablet market segments.
• Digital Home Group: Delivering Intel Architecture-based products for next-generation consumer electronics devices.
• Ultra-Mobility Group: Delivering low-power Intel Architecture-based products in the next-generation handheld market segment.
• Software and Services Group consists of the following:
• McAfee: A wholly owned subsidiary delivering software products for endpoint security, system security, consumer security, network security, and risk and compliance.
•Wind River Software Group: A wholly owned subsidiary delivering device software optimization products to the embedded and handheld market segments, serving a variety of hardware architectures.
• Software and Services Group: Delivering software products and services that promote Intel Architecture as the platform of choice for software development.
All Other consists of the following:
• Non-Volatile Memory Solutions Group: Delivering advanced NAND flash memory products for use in a variety of devices.
• Corporate: Revenue, expenses and charges such as:

• A portion of profit-dependent compensation and other expenses not allocated to the operating groups.
• Divested businesses and results of seed businesses that support our initiatives.
• Acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.